Exhibit 99.1

Monster Worldwide Announces Business Realignment

and New Global Management Responsibilities

Company Appoints New Chief Financial Officer

NEW YORK, June 6, 2007— Monster Worldwide (NASDAQ: MNST), the parent company of Monster® , the leading global online careers and recruitment resource, today announced a realignment of management responsibilities designed to simplify and streamline its operations on a global basis. These changes are intended to support future growth opportunities within the international online recruitment and Internet advertising markets.

 The key functions of Sales; Product, Marketing, and Customer Service; Technology; Finance; and Human Resources will be consolidated to operate in a more horizontal fashion across the global organization. The realignment of these global functions will enable Monster to operate more efficiently while accelerating its ability to bring innovative solutions to customers and users.

As a result of this corporate realignment, the responsibilities of Monster Worldwide’s senior management team have changed. Under the new structure:

•                  Steve Pogorzelski, formerly group president - International, has been named executive vice president, global sales and customer development.  He is responsible for the Company’s enterprise, field, telesales, and e-business channels on a global basis.  Pogorzelski assumes this newly created position, building upon his successful track record of significantly increasing Monster’s International results.

•                  Brad Baker, formerly president of product, technology and service, was named executive vice president, product, marketing and customer service.  He will continue to lead the Company’s overall product development initiatives and customer services area, and will assume responsibility for all of the Company’s marketing resources on a global level.

•                  Darko Dejanovic, who recently joined the Company as senior vice president, global chief information officer, was named executive vice president, global chief information officer, and will assume the responsibilities for technology from Brad Baker.

•                  Mark Stoever, formerly senior vice president, general manager will continue to oversee the Internet Advertising & Fees division, as executive vice president.

Evan Kornrich will continue to serve as acting general counsel, working closely with the Company’s outside legal counsel Dechert LLP.  Along with Lori Erickson, who was named senior vice president, human resources, these business leaders will report to Sal Iannuzzi, the Company’s chairman, chief executive officer, and president. Doug Klinger, formerly president of Careers North America, will leave the Company to pursue other career opportunities.

Separately, Monster Worldwide also announced that Timothy T. Yates will join the Company’s executive management team as executive vice president and chief financial officer, and as a member of its board of directors, effective immediately. Previously chief financial officer at Symbol Technologies, Yates directed the company’s overall financial activities for its business units worldwide. Prior to Symbol Technologies, he worked at Bankers Trust for 25 years in various positions of increasing responsibilities, including executive vice president and chief financial and administrative officer.

In his role at Monster Worldwide, Yates will oversee the Company’s accounting, tax, treasury, business development and investor relations activities. He succeeds Lanny Baker, who has decided to leave the Company in order to pursue other career opportunities and business interests. Chris Power, chief financial officer, Global Operations, and Jon Trumbull, global controller and chief accounting officer, will report to Yates. The

Company expects to incur a charge of approximately $3 million in the second quarter of 2007 related to the executive departures.

“Monster Worldwide has experienced significant growth and has evolved into a true global business. We are fortunate to make this important realignment from a position of strength,” said Sal Iannuzzi, chairman, chief executive officer, and president, Monster Worldwide. “Our goal is to build a Company that can produce value-added, innovative solutions for our customers and sustainable growth for our shareholders over the long term.”

Mr. Iannuzzi added, “This new operating structure will further realign the Company and enable Monster to realize the growth opportunities before us.  We believe it will facilitate quality customer service while providing our associates with an environment that will encourage and foster success.  I am proud to lead this highly talented team of senior business leaders and look forward to working closely with them. Tim Yates is a proven and talented chief financial officer with significant experience. He will be a valued contributor to all of our global associates and shareholders as a senior executive and a member of our board of directors.  I would also like to thank Lanny and Doug for their important contributions to the Company and wish them well in their future endeavors.”

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster(R), the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at www.monsterworldwide.com.

Contacts

Investors:	Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com
Media:	Rich Teplitsky, (212) 351-7019, rich.teplitsky@monsterworldwide.com
Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com